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                                                                EXHIBIT 10.5

                     [letterhead of Standard Chartered Bank]



Date:               22nd March, 2000

Our Reference:      C&IB/MMC/TEAM 3/BKE

CONFIDENTIAL

Zindart Ltd.
25/F., Fiats C & D, Taiping Industrial Centre,
No. 57 Ting Kok Road,
Tai Po,
New Territories.
Attn.: Ms. Feather Fok

Dear Sirs,

                        BANKING FACILITIES : ZINDART LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.      CURRENT ACCOUNT OVERDRAFT - HKD5,000,000.-

2.      TRADE FINANCE GROUP 1 - HKD40,000,000.-

3.      TRADE FINANCE GROUP 2 - HKD25,000,000.-

4.      TRADE FINANCE GROUP 3 - HKD25,000,000.-

The above Trade Finance Groups 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD40,000,000.-. Similarly the combined outstandings of Trade Finance Groups 2 and 3 are not to exceed HKD25,000,000.-. For product availability, please see the attachment to this letter.

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Prior evidence of insurance is required for all "free on board" and "cost and freight" shipments under import letters of credit.

Combined usance and loan period of any one transaction under import facilities is not to exceed 120 days.

Usance period of export facilities is not to exceed 150 days.

Packing credits allowed with maximum 100% advance against valid export letters of credit for up to 150 days or the expiry date of the related L/C, whichever is earlier.

Import invoice financing allowed with 90% finance for up to 120 days against presentation of certified true copy of supplier's invoice.

Export invoice discounting allowed with maximum 100% advance against presentation of certified true copies of invoices for up to 30 days after the credit terms of the invoices with overall tenors at maximum 150 days.

Commercial invoice is to show that the proceeds were assigned to the Bank.

Buyers are instructed to pay direct into the Companies' respective No. 2 account maintained with the Bank.

Cheque purchase is also allowed.

The Companies undertake not to accept any amendments to the master letters of credit without the prior written consent of the Bank.

5.      FACTORING FACILITY - HKD65,000,000.-

For purchase of receivables in accordance with the terms of the Receivables Purchase Agreements between the Bank, the Company and Hang Yang Printing Holdings Co., Ltd. respectively ("Agreement").

Expressions used in this section have the same meanings as defined in the Agreement unless otherwise defined or the context otherwise requires.

The above limit represents the FIU Limit. Aggregate Funds In Use in respect of Debts purchased from all the Company and Hua Yang Printing Holdings Co., Ltd. shall not at any time exceed the FIU Limit.


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Buyer list to be advised to and approved by the Bank from time to time.

Prepayment will be made by the Bank up to the Prepayment Percentage (if not zero) less the Bank's Service Charge, but subject to the FIU Limit and the Concentration Percentage not being exceeded, and conditional upon compliance in all other respects with the terms of the Agreement.

Credit insurance cover (if applicable) will be taken out in the Bank's name with either a credit insurer or factoring company appointed by the Bank.

The following will also be required for all receivables purchased:-

(1) copy of invoice endorsed with notice of assignment of the relevant debt to the Bank and otherwise complying with the terms of the Agreement;

(2) if required by the Bank, formal assignment of debt in the Banks approved form, duly executed by you;

(3) evidence of delivery of goods or completion of services satisfactory to the Bank.

Collection will be done either through the Bank, the Bank's service provider or a factoring company appointed by the Bank. All proceeds are directly payable to the Bank.

Discounting Charge will be payable monthly, calculated as the percentage stipulated in the Agreement of the Funds In Use from time to time.

Service Charge will be calculated as stipulated in the Agreement.

CONDITION

o Availability of Factory Facility is subject to consent obtained from the syndicate lenders of the USD30,000,000.- SBLC facility arranged with agreement dated 28th July 1999 together with the review of the Receivables Purchase Agreement by them.


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INTER-AVAILABILITY

The above Trade Finance facilities are available to the Company and Hang Yang Printing Holdings Co., Ltd. (collectively the "Companies").


INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime plus 0.125% per annum or 1-month HIBOR plus 0.125% per annum, whichever is higher. A default rate of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period. Commissions will be charged at our standard rates. Export bills will be discounted and import bills will be financed at our standard bills finance rates minus 0.25% per annum for Hong Kong Dollar bills. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

You shall pay to the Bank an arrangement fee of HKD50,000.-, payable on the date on which the Bank's offer of the above facilities are accepted by you as signified by your counter-signing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other


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document, the Bank will at all times have the right to require immediate payment and/or cash collateralization of all or part of any sums actually or contingently owing to it in respect of the above facilities 1-4, and the right to immediately terminate or suspend, in whole or in part, all of the above facilities 1-5 and all further utilization of these facilities.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed by the Companies and returned to us together with certified copies of appropriate authorizing board resolutions.

The following documentation are held/will also be required:

o    General Customer Agreements executed by the Companies.

o Receivables Purchase Agreements and other related documents, including without limitation formal assignments of debt where required, in the Bank's approved forms for the above Facility 5.

o Cross corporate guarantees amongst the Companies and Hua Yang Holdings Co. Ltd., limited to the principal amount of HKD61 700,000.- each plus interest and other charges.

o Signed original copies of audited financial statements of the Companies, Corgi Classics Ltd. and Hua Yang Holdings Co. Ltd. within 9 months after their financial year end. Signed original copies of quarterly management accounts of the Companies within 45 days after the end of the relevant accounting period. A signed original copy of Corgi Classics Ltd.'s half-yearly management accounts within 45 days after the end of the relevant accounting period. Such other information as the Bank may request from time to time.


UNDERTAKING

The Companies undertake to the Bank that they will:

o Immediately inform the Bank of any change of their directors or beneficial shareholders or amendment of its memoranda or articles of association.


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By acceptance of this letter the Companies give consent to the Bank to disclose details of their account relationship with the Bank (including credit balances and any security given for the facilities) to (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank's rights in relation to their accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, and (iv) any financial institution with which they have or propose to have dealings to enable credit checks to be conducted on them.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon for the attention of Ms. Peggy Yiu, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Peggy Yiu, whose telephone number is 2282-6611. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Ms. Angela Leung, whose telephone number is 2282-641 5.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK


/s/ JOSEPHINE TO
-------------------------------
Josephine To
Senior Credit Documentation Manager

JT/PY/kc
Encl.

Agreed.
For and on behalf of ZINDART LTD.


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For and on behalf of Zindart Limited



/s/ AUTHORIZED SIGNATURE
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         Authorized Signature(s)


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Agreed.
For and on behalf of HUA YANG PRINTING HOLDING CO., LTD




/s/ AUTHORIZED SIGNATURE
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         Authorized Signature(s)





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